UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 29, 2010

COMPUTER PROGRAMS AND SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-49796	74-3032373
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6600 Wall Street, Mobile, Alabama	36695 (Zip Code)
(Address of Principal Executive Offices)

(251) 639-8100
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.         Results of Operations and Financial Condition.

On July 29, 2010, Computer Programs and Systems, Inc. ("CPSI") issued a press release announcing financial information for its fiscal second quarter and six months ended June 30, 2010.  The press release is attached as Exhibit 99.1 to this Form 8-K and is furnished to, but not filed with, the Commission.

Item 8.01.         Other Events.

As disclosed by the Company in its Form 8-K filings with the Securities and Exchange Commission on June 16, 2010 and June 30, 2010, the Board of Directors of the Company (the “Board”) recently commenced an internal investigation related to the misappropriation of assets of the Company by Darrell G. West, who served as the Company’s Vice President–Finance and Chief Financial Officer from November 1, 2007 until the termination of his employment on June 30, 2010, and who previously served as the Company’s Controller beginning in January 2002.  The Board appointed the Audit Committee of the Board (the “Audit Committee”) to oversee the investigation, and an independent accounting firm, Carr, Riggs & Ingram LLC (the “Accounting Firm”), was engaged by counsel to the Company to assist the Audit Committee in conducting the investigation.  The Accounting Firm was directed by the Audit Committee to perform a thorough independent fraud risk assessment, specifically focused on areas related to Mr. West’s roles and responsibilities.  Based on the results of the independent fraud risk assessment, the Accounting Firm assessed internal controls and performed forensic procedures in the areas identified as presenting a higher risk for misappropriation of assets by Mr. West.

The internal investigation is complete and resulted in the Company’s identification of approximately $55,592 in improper disbursements, which involved payments by the Company for expenses incurred for Mr. West’s personal benefit, including his misuse of a Company credit card for the payment of personal tax obligations in the aggregate amount of approximately $54,897, with the balance identified on expense reports filed by Mr. West for items that were personal in nature.  Additionally, the investigation revealed that Mr. West utilized approximately 4,761,900 membership rewards points that were earned on the Company’s credit cards for his own personal benefit, either through the redemption of such points for the purchase of personal items or through the transfer of such points to his personal accounts.  The Company attributed a value of $45,238 to these points, based on their value to the Company to purchase airfare, which would be the best and highest use of such points by the Company and the manner in which the Company would be most likely to utilize the points.  As of July 28, 2010, the Company has recovered from Mr. West the entire amount of the improper disbursements and recaptured substantially all of the value of the misappropriated membership points.

Based on the results of the investigation and recommendations made by the Accounting Firm regarding certain identified deficiencies in internal controls over financial reporting (“internal controls”), the Company is reviewing for improvement certain of its internal controls and compliance policies and procedures, including the review, expansion and formalization of policies relating to credit card use and reimbursement procedures and the enhancement of its training of employees regarding compliance with these and other policies.  Certain changes to relevant internal controls have already been implemented by the Company.  While management of the Company is still in the process of evaluating the deficiencies in internal controls that were identified during the internal investigation, nothing has come to the attention of management as of this date that would lead it to conclude that there is a material weakness in internal controls.

The Company currently estimates that it has incurred legal and professional fees of approximately $300,000 during the second and third quarters of 2010 in connection with the investigation, which amount will be expensed accordingly.  In the event that regulatory authorities request or require additional information from the Company regarding the investigation in the future, the Company will respond to such requests and, as a result, could incur additional expenses, which cannot be quantified at this time.

The Company has concluded that there has been and will be no material impact on previously reported earnings or on the financial position or results of operations of the Company as a result of these matters.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements (i.e., statements that are not historical facts) describing the Company’s future expectations.  These forward-looking statements are not guarantees and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

Item 9.01.          Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit Number	Exhibit

	99.1	Press Release dated July 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER PROGRAMS AND SYSTEMS, INC.
		By:	/s/ J. Boyd Douglas
J. Boyd Douglas
President and Chief Executive Officer

Dated:	July 29, 2010

INDEX TO EXHIBITS

Exhibit Number	Exhibit

99.1	Press Release dated July 29, 2010.*

*  This exhibit is furnished to, but not filed with, the Commission by inclusion herein.